SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On February 2, 2023, Trian Fund Management, L.P., a Delaware limited partnership (“Trian”) issued a press release (the “Press Release”) and a letter to shareholders (the “Shareholder Letter” and, together with the Press Release, the “Materials”) related to The Walt Disney Company (the “Company”), which Trian also simultaneously published to its website, located at www.RestoreTheMagic.com. A copy of the Press Release is filed herewith as Exhibit 1 and a copy of the Shareholder Letter is filed herewith as Exhibit 2. From time to time, Trian or its fellow participants in the proxy solicitation may publish the Materials, or portions thereof, on its Twitter, LinkedIn, Facebook, Instagram and YouTube pages and various other social media channels relating to The Walt Disney Company and they may otherwise disseminate the Materials from time to time.

Exhibit 1

TRIAN HIGHLIGHTS THE SIGNIFICANT VALUE DESTRUCTION AT DISNEY AND THE URGENT NEED FOR CHANGE IN DISNEY'S BOARDROOM

Sends Letter to Shareholders Urging a Vote "FOR" Nelson Peltz and to "WITHHOLD" on Michael B.G. Froman at the Upcoming Annual Shareholders Meeting

Files Definitive Proxy Statement

NEW YORK, February 2, 2023 – Trian Fund Management, L.P. ("Trian"), whose investment funds collectively own approximately 9.4 million common shares of The Walt Disney Company (NYSE: DIS) ("Disney" or the "Company") valued at approximately $1 billion[i], sent a letter and proxy statement to its fellow Disney shareholders highlighting that:

- Disney lost over $120 billion of its market value in 2022[ii]
- Disney's earnings per share have declined by 50% since 2018[iii]
- Disney eliminated its dividend in 2020 for the first time in 57 years

In the letter and proxy statement, Trian urged Disney shareholders to take action and to vote for change at the upcoming annual shareholders meeting by electing Trian's experienced and motivated candidate, Nelson Peltz, to Disney's Board.

To help ensure the election of Nelson Peltz it is **ESSENTIAL** that Disney shareholders vote **"FOR" Nelson Peltz** and **"WITHHOLD" on Michael B.G. Froman**. If you do not **"WITHHOLD" on Michael B.G. Froman**, this could jeopardize the goal of electing Nelson Peltz to the Board, even if you vote "FOR" Nelson Peltz. Detailed voting instructions for both Trian's **BLUE** card and Disney's WHITE card can be found at Learn How to Vote at RestoreTheMagic.com.

The full text of the letter that was sent to Disney shareholders is copied below:

TOGETHER, LET'S RESTORE THE MAGIC AT DISNEY BY VOTING "FOR" NELSON PELTZ AND "WITHHOLDING" ON MICHAEL B.G. FROMAN

February 2, 2023

Dear Fellow Walt Disney Company Shareholder:

We are proud owners, like you, of one of the greatest media and entertainment companies of all time: The Walt Disney Company.

Disney magic has captivated global audiences for nearly 100 years with a unique blend of storytelling, innovation, imagination, fantasy and suspense.

We love Disney. But we believe all is not well at The Walt Disney Company. Shareholders have suffered a lot as a result:

- With Disney's **stock plunging 44% in 2022, shareholders have collectively lost over $120 billion of market value**[iv]
- **Earnings per share have declined an astounding 50% since 2018** because costs have ballooned even as Disney has generated 41% more in revenue[v]

- Disney's strategy has caused debt to skyrocket and cash flow to plummet, leading to the **continued elimination of the dividend paid for 57 straight years**

For a company with so many advantages – unparalleled consumer loyalty and access, valuable intellectual property, renowned brands, an enviable library of content and a talented and engaged workforce – it is disappointing and simply unacceptable that shareholders have suffered so much.

We believe it is clear the Board of Directors has caused this recent destruction of value by:

- **Failing to instill a culture of accountability** by allowing senior executives to earn "over-the-top" compensation even when the business performed poorly
- **Failing to properly plan for leadership succession** by leaving the Company unprepared to pivot to the next generation of executives when the need for change was evident
- **Failing to align incentives with shareholders by personally owning very little Disney stock** – they do not suffer along with us when their decisions destroy value – and **are extremely busy elsewhere**, with demanding full-time jobs of their own
- **Failing to heed constructive shareholder input** and showing concern for the interests of shareholders, time and again

As a large Disney shareholder – with ~$1 billion[vi] of Disney shares – Trian is committed to helping to restore the magic at Disney. We cannot sit idly by. And we hope you will not either. If shareholders like us and you remain passive, without demanding more accountability and an ownership mentality in the boardroom, why shouldn't we expect the stock to do anything other than fall back to another eight-year low?

RESTORE THE MAGIC. VOTE <u>"FOR" NELSON PELTZ</u> USING THE ENCLOSED CARD.

As the owners of this great company, **we must act**. We are asking for your support to add a new, objective and independent director – Trian's CEO Nelson Peltz – to Disney's Board of Directors. Nelson has served on 11 public company boards where Trian has invested, including the boards of iconic companies like Procter & Gamble, H.J. Heinz, Unilever, Wendy's, and Mondelēz. As he did on these boards, Nelson is prepared to **ask the hard questions at Disney and pursue excellence** in strategy, leadership, culture and performance.

Disney's executives and directors do not want Nelson in the boardroom. Based on our experience, we believe they don't want to be challenged, answer hard questions, or have robust debates. They prefer the status quo.

But **shareholders need someone in the boardroom who is experienced enough, committed enough and objective enough to insist that Disney live up to its full potential**. For his part, Nelson wakes up every day trying to find ways for Trian's investments to generate the best returns. The current Disney directors wake up with challenging day jobs: building cars, selling clothing, processing credit card transactions, sequencing genes. All important things. But these accomplished directors are busy and we believe they cannot possibly focus sufficiently on Disney to ensure that 2023 and 2024 are nothing like 2022. If they could, 2022 would not have been like 2022.

Nelson Peltz, whose experience on the boards of some of the world's best companies is unrivalled, would seek to work collaboratively with the members of Disney's Board to help:

- **Align the incentives** of the executive team and segment leaders with shareholder interests by tying compensation to the achievement of ambitious performance targets
- Develop a plan for **turning its streaming business into *the* leader in streaming**, with best-in-class operating performance

- Repair Disney's balance sheet by focusing on **operating efficiently, investing wisely, maximizing cash flow** and repaying debt in an orderly fashion, **so the dividend can be restored as soon as possible**
- Undertake concerted efforts to develop internal talent, plan for succession several layers down into the organization and **foster a new generation of leaders**

These changes at Disney will be difficult, but they are necessary. As shareholders, we cannot afford to lose another $120 billion in market value.

We hope you will read the enclosed proxy statement and join Trian in supporting the election of Nelson to the Disney Board. Disney could have made room for Nelson before it decided to decrease its Board from 12 to 11 directors. Instead, it chose to shrink the Board and meet us in a costly proxy fight. Therefore, **please vote "FOR" Nelson Peltz** and **"WITHHOLD" on Michael B.G. Froman** to make room for Nelson.

As an experienced outsider and independent voice, Nelson Peltz will seek to work with the rest of the Disney Board to have Disney use its famed imagination to create a better tomorrow for Disney shareholders.

Together, we can Restore the Magic.

Trian's letter to Disney shareholders and additional materials can be found at: www.RestoreTheMagic.com.

About Trian Fund Management, L.P.

Founded in 2005, Trian Fund Management, L.P. ("Trian") is a multi-billion dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years' operating experience of our Founding Partners, Nelson Peltz, Ed Garden and Peter May, Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Disclaimer

Except as otherwise set forth in this press release, the views expressed in this press release reflect the opinions of Trian Fund Management, L.P. and its affiliates ("Trian"), and are based on publicly available information with respect to the Company. Trian recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Trian's conclusions. Trian reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such change, except as required by law. Trian disclaims any obligation to update the information or opinions contained in this press release. For the avoidance of doubt, this press release is not affiliated with or endorsed by Disney.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. Funds managed by Trian currently beneficially own shares of the Company. These funds are in the business of trading – buying and selling– securities and intend to continue trading in the securities of the Company. You should assume such funds may from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessary depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein release that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian.

The estimates, projections and potential impact of the opportunities identified by Trian herein are based on assumptions that Trian believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee (i) that any of the proposed actions set forth in this press release will be completed, (ii) that the actual results or performance of the Company will not differ, and such differences may be material, or (iii) that any of the assumptions provided in this press release are accurate.

Important Information

Trian, together with certain other affiliates acting as participant in the solicitation of shareholders of the Company in connection with its 2023 annual meeting of shareholders (the "2023 Annual Meeting"), have filed a definitive proxy statement and accompanying proxy card with the Securities and Exchange Commission (the "SEC") on January 31, 2023. Shareholders are advised to read the definitive proxy statement and any other documents related to the 2023 Annual Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available free of charge on the SEC website at www.sec.gov and at www.RestoreTheMagic.com. Shareholders may also direct a request to Trian's proxy solicitor, Okapi Partners LLC, 1212 Avenue of the Americas, 17th Floor New York, New York 10036 (Shareholders can call toll-free: +1 (877) 629-6357).

Media Contacts:
Anne A. Tarbell
(212) 451-3030
atarbell@trianpartners.com

Paul Caminiti / Pamela Greene / Jacqueline Zuhse
Reevemark
(212) 433-4600
Trian@reevemark.com

Investor Contacts:
Matthew Peltz
(212) 451-3060
mpeltz@trianpartners.com

Ryan Bunch
(212) 451-3176
rbunch@trianpartners.com

Bruce Goldfarb / Pat McHugh
Okapi Partners LLC
(212) 297-0720
(877) 629-6357
info@okapipartners.com

---

[i] Based on the closing price of Disney's common stock on 1/31/23.
[ii] Source: FactSet as of 12/31/22. Note: Reflects the change in market capitalization measured from 12/31/21 through 12/31/22.
[iii] Source: SEC filings. Note: FY 2018 Adj. Earnings per Share of $7.08; FY 2022 Adj. Earnings per Share of $3.53.
[iv] Source: FactSet as of 12/31/22. Note: Reflects the change in market capitalization measured from 12/31/21 through 12/31/22.
[v] Source: SEC filings. Note: FY 2018 revenue of $59.4bn and Adj. Earnings per Share of $7.08; FY 2022 revenue of $83.7bn and Adj. Earnings per Share of $3.53.
[vi] Based on the closing price of Disney's common stock on 1/31/23.

Exhibit 2

TRIAN PARTNERS
RestoreTheMagic.com

RESTORE THE MAGIC

at The Walt Disney Company

TOGETHER, LET'S RESTORE THE MAGIC AT DISNEY BY VOTING "FOR" NELSON PELTZ AND "WITHHOLDING" ON MICHAEL B.G. FROMAN

February 2, 2023

Dear Fellow Walt Disney Company Shareholder:

We are proud owners, like you, of one of the greatest media and entertainment companies of all time: The Walt Disney Company.

Disney magic has captivated global audiences for nearly 100 years with a unique blend of storytelling, innovation, imagination, fantasy and suspense.

We love Disney. But we believe all is not well at The Walt Disney Company. Shareholders have suffered a lot as a result:

- With Disney's **stock plunging 44% in 2022, shareholders have collectively lost over $120 billion of market value**[i]
- **Earnings per share have declined an astounding 50% since 2018** because costs have ballooned even as Disney has generated 41% more in revenue[ii]
- Disney's strategy has caused debt to skyrocket and cash flow to plummet, leading to the **continued elimination of the dividend paid for 57 straight years**

For a company with so many advantages – unparalleled consumer loyalty and access, valuable intellectual property, renowned brands, an enviable library of content and a talented and engaged workforce – it is disappointing and simply unacceptable that shareholders have suffered so much.

We believe it is clear the Board of Directors has caused this recent destruction of value by:

- **Failing to instill a culture of accountability** by allowing senior executives to earn "over-the-top" compensation even when the business performed poorly
- **Failing to properly plan for leadership succession** by leaving the Company unprepared to pivot to the next generation of executives when the need for change was evident
- **Failing to align incentives with shareholders by personally owning very little Disney stock** – they do not suffer along with us when their decisions destroy value – and **are extremely busy elsewhere**, with demanding full-time jobs of their own
- **Failing to heed constructive shareholder input** and showing concern for the interests of shareholders, time and again

As a large Disney shareholder – with ~$1 billion[iii] of Disney shares – Trian is committed to helping to restore the magic at Disney. We cannot sit idly by. And we hope you will not either. If shareholders like us and you remain passive, without demanding more accountability and an ownership mentality in the boardroom, why shouldn't we expect the stock to do anything other than fall back to another eight-year low?

RESTORE THE MAGIC | TRIAN PARTNERS
RestoreTheMagic.com

RESTORE THE MAGIC. VOTE <u>"FOR" NELSON PELTZ</u> USING THE ENCLOSED CARD.

As the owners of this great company, **we must act**. We are asking for your support to add a new, objective and independent director – Trian's CEO Nelson Peltz – to Disney's Board of Directors. Nelson has served on 11 public company boards where Trian has invested, including the boards of iconic companies like Procter & Gamble, H.J. Heinz, Unilever, Wendy's, and Mondelēz. As he did on these boards, Nelson is prepared to **ask the hard questions at Disney and pursue excellence** in strategy, leadership, culture and performance.

Disney's executives and directors do not want Nelson in the boardroom. Based on our experience, we believe they don't want to be challenged, answer hard questions, or have robust debates. They prefer the status quo.

But **shareholders need someone in the boardroom who is experienced enough, committed enough and objective enough to insist that Disney live up to its full potential**. For his part, Nelson wakes up every day trying to find ways for Trian's investments to generate the best returns. The current Disney directors wake up with challenging day jobs: building cars, selling clothing, processing credit card transactions, sequencing genes. All important things. But these accomplished directors are busy and we believe they cannot possibly focus sufficiently on Disney to ensure that 2023 and 2024 are nothing like 2022. If they could, 2022 would not have been like 2022.

Nelson Peltz, whose experience on the boards of some of the world's best companies is unrivalled, would seek to work collaboratively with the members of Disney's Board to help:

- **Align the incentives** of the executive team and segment leaders with shareholder interests by tying compensation to the achievement of ambitious performance targets
- Develop a plan for **turning its streaming business into *the* leader in streaming**, with best-in-class operating performance
- Repair Disney's balance sheet by focusing on **operating efficiently, investing wisely, maximizing cash flow** and repaying debt in an orderly fashion, **so the dividend can be restored as soon as possible**
- Undertake concerted efforts to develop internal talent, plan for succession several layers down into the organization and **foster a new generation of leaders**

These changes at Disney will be difficult, but they are necessary. As shareholders, we cannot afford to lose another $120 billion in market value.

We hope you will read the enclosed proxy statement and join Trian in supporting the election of Nelson to the Disney Board. Disney could have made room for Nelson before it decided to decrease its Board from 12 to 11 directors. Instead, it chose to shrink the Board and meet us in a costly proxy fight. Therefore, **<u>please vote "FOR" Nelson Peltz</u>** and **<u>"WITHHOLD" on Michael B.G. Froman</u>** to make room for Nelson.

As an experienced outsider and independent voice, Nelson Peltz will seek to work with the rest of the Disney Board to have Disney use its famed imagination to create a better tomorrow for Disney shareholders.

Together, <u>we</u> can Restore the Magic.

[i] Source: FactSet as of 12/31/22. Note: Reflects the change in market capitalization measured from 12/31/21 through 12/31/22.
[ii] Source: SEC filings. Note: FY 2018 revenue of $59.4bn and Adj. Earnings per Share of $7.08; FY 2022 revenue of $83.7bn and Adj. Earnings per Share of $3.53.
[iii] Based on the closing price of Disney's common stock on 1/31/23.

RESTORE THE MAGIC | TRIAN PARTNERS

RestoreTheMagic.com